Exhibit 99.1

PRESS RELEASE

NII Holdings, Inc.
10700 Parkridge Blvd., Suite 600
Reston, VA 20191
(703) 390-5100
http://www.nextelinternational.com

Contacts:

Investor Relations: Byron R. Siliezar
(703) 390-5170
Byron.siliezar@nextel.com

Media Relations: Claudia E. Restrepo
(305) 779-3086
Claudia.restrepo@nextel.com

For Immediate Release 8:00 am

NII HOLDINGS AND AMERICAN TOWER CORPORATION
SIGN $100 MILLION SALE/LEASE BACK TRANSACTION

•	At least 535 NII Holdings wireless communication towers to be sold for $100 million

Reston, VA – December 10, 2002 – NII Holdings, Inc. (OTC BB: NIHD) today announced the signing of a definitive agreement with American Tower Corporation (NYSE: AMT) for certain of NII’s subsidiaries to sell at least 535 communication towers for an aggregate of $100 million to ATC and lease them back. The transaction is expected to close in stages, with the first closing of approximately $30 million scheduled to close by the end of 2002, subject to customary closing conditions. American Tower has also agreed to provide up to 250 additional cell sites to NII Holding’s incremental network build-out, of which at least 100 cell sites must be co-locations on American Tower’s existing towers. The remaining 150 cell sites, if not co-located on the American Tower’s existing towers, will be part of a build-to-suit program, which is expected to be completed over the next three years.

“We are pleased to enter this transaction with American Tower”, said Steve Shindler, CEO of NII Holdings. “It will provide NII with incremental cash liquidity and, as importantly, allows us to reduce our cash capital expenditures as we enter into the build to suit component of this transaction. We recently completed a successful debt restructuring, emerging as a financially healthy company with tremendous assets and a solid operational track record. With a fully funded business plan with annual revenues in excess of $700 million, less than $500 million in debt and 1.2 million wireless subscribers with the best ARPU and EBITDA per subscriber in Latin America, we are now on track to deliver strong operating cash flow growth and a clear company-wide focus on profitability and free cash flow generation.”

About NII Holdings, Inc. NII Holdings, Inc., a publicly held company based in Reston, Va., is a leading provider of mobile communications for corporate customers in Latin America. NII Holdings Inc. has operations in Argentina, Brazil, Chile, Mexico and Peru, offering a fully integrated wireless communications tool with digital cellular service, text/numeric paging, wireless Internet access and Nextel Direct Connect®, a digital two-way radio feature. NII Holdings Inc. trades on the over-the-counter market under the symbol NIHD. Visit the website at http://www.nextelinternational.com

Nextel, the Nextel logo, Nextel Online, Nextel Business Networks and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications Inc

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from NII Holdings’ actual future experience involving any one or more of such matters and subject areas.

NII Holdings has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from NII Holdings’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in NII Holdings’ reports filed with the SEC. This press release speaks only as of its date, and NII Holdings disclaims any duty to update the information herein.

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